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                                 EXHIBIT (4)(a)

                                 FORM OF POLICY

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WESTERN RESERVE LIFE                                      Administrative Office:
ASSURANCE CO. OF OHIO                                  [4333 Edgewood Road N.E.]
A Stock Company                                       [Cedar Rapids, Iowa 52499]
(Hereafter called the Company, We, Our or Us)                   [(800) 553-5957]
Home Office: Columbus, Ohio

                           ANNUITANT: [John Doe]

                            OWNER(S): [John Doe]

                       POLICY NUMBER: [07 - 12345]

                         POLICY DATE: [August 15, 2003]

                                    WE AGREE

..    To pay Partial Withdrawal and Surrender benefits in accordance with Section
     6 of this policy;

..    To pay death proceeds in accordance with Section 10 of this policy; and

..    To provide annuity payments as set forth in Section 11 of this policy.

These agreements are subject to the provisions of this policy. This policy is issued in consideration of the payment of the initial premium.

Partial Withdrawals may be subject to surrender charges and / or an Excess Interest Adjustment reflecting changes in interest rates in accordance with
Section 5 and 6 of this policy. Transfers and amounts applied to an Income Option may also be subject to an Excess Interest Adjustment in accordance with Sections 9, and 11, respectively, of this policy.

                             20 DAY RIGHT TO CANCEL

You may cancel this policy by delivering or mailing a written notice or sending a telegram to Us or Your agent. You must return the policy before midnight of the twentieth day after the day You receive it. Notice given by mail and return of the policy by mail are effective on being postmarked, properly addressed and postage prepaid.

Unless otherwise required by law, We will pay You an amount equal to the sum of:

..    the premiums paid;

..    less prior Partial Withdrawals, if any;

..    plus or minus the gains or losses, if any, in the Separate Account on the date of cancellation.

                        Signed for us at our home office.


             /s/ Illegible                           /s/ Illegible
       -------------------------               -------------------------
               SECRETARY                                PRESIDENT

    This policy is a legal contract between the policyowner and the Company.
                           READ YOUR POLICY CAREFULLY

                   FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY
                   INCOME PAYABLE AT ANNUITY COMMENCEMENT DATE
          BENEFITS BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT ARE
                         VARIABLE AND ARE NOT GUARANTEED
                   AS TO DOLLAR AMOUNT (SEE SECTIONS 7 AND 11C)
                                NON-PARTICIPATING

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                             SECTION 1 - DEFINITIONS

ADJUSTED POLICY VALUE - The Policy Value increased or decreased by any Excess Interest Adjustment.

ANNUITANT - The person upon whose life annuity payments will be based.

ANNUITY COMMENCEMENT DATE - The Date the payments under an Income Option will begin. This date may be changed by the owner as described in Section 3.

CASH VALUE - The amount, defined in Section 6, that is available for Partial Withdrawals or Surrenders.

DISTRIBUTION - A Partial Withdrawal or Surrender.

EARNINGS or GAINS - The amount, if any, by which the Policy Value exceeds the premium payments not considered previously withdrawn.

FIXED ACCOUNT - Guaranteed Period Options and Dollar Cost Averaging Fixed Account Option as described in Section 8.

INCOME OPTIONS - Options through which the distribution of the Adjusted Policy Value can be directed.

INVESTMENT OPTIONS - Any of the Guaranteed Fixed Account Options and any of the Subaccounts of the Separate Account.

PARTIAL WITHDRAWAL - A disbursement of a portion of the Cash Value. Any Partial Withdrawal will reduce the Policy Value and Cash Value.

PAYEE - The person to whom annuity payments will be made.

POLICY ANNIVERSARY - The anniversary of the Policy Date for each year the policy remains in force.

POLICY DATE - The date shown on the Policy Data page of this policy and the date on which this policy becomes effective.

POLICY VALUE - Amount defined in Section 5.

POLICY YEAR - Each 12-month period following the Policy Date. The first Policy Year starts on the Policy Date. Each subsequent Policy Year starts on the next Policy Anniversary.

SEPARATE ACCOUNT - The separate investment account(s) established by Us, as described in Section 7.

SUBACCOUNT - A division of the Separate Account, as described in Section 7.

SURRENDER - A full disbursement of the Cash Value.

YOU, YOUR - The owner of this policy. Unless otherwise specified, the Annuitant and the owner shall be one and the same person. If a joint owner is named, reference to "You" or "Your" in this policy will apply to both the owner and joint owner.

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                             SECTION 2 - POLICY DATA

POLICY NUMBER:    [07 - 12345]        ANNUITANT:       [John Doe]

INITIAL PREMIUM                       ISSUE AGE/SEX:   [35 / Male]
PAYMENT:          [$ 5,000.00]

POLICY DATE:      [August 15, 2003]   OWNER(S):        [John Doe]

ANNUITY
COMMENCEMENT                          GUARANTEED
DATE:             [January 5, 2063]   MINIMUM
                                      DEATH BENEFIT
                                      OPTION:          [Policy Value]

BENEFICIARY:      [Jane Doe]

Fixed Account Guaranteed Minimum Effective Annual Interest Rate:    [1.50%].

Before the Annuity Commencement Date:

    [Death Benefit - Policy Value]
          Mortality and Expense Risk Fee and Administrative Charge: [ 1.25%]

After the Annuity Commencement Date:

          Mortality and Expense Risk Fee and Administrative Charge: [1.25%]

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                         SECTION 3 - GENERAL PROVISIONS

THE CONTRACT

This policy, which includes any attached endorsements and riders, constitutes the entire contract between You and Us.

MODIFICATION OF POLICY

No change in this policy is valid unless made in writing by Us and approved by one of Our authorized officers. No agent or registered representative has authority to change or waive any provision of Your policy.

TAX QUALIFICATION

This policy is intended to qualify as an annuity contract for federal income tax purposes. The provisions of this policy are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. To maintain such tax qualification, We reserve the right to amend this policy to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification or to conform this policy to any applicable changes in the tax qualification requirements. We will send You a copy in the event of any such amendment. If You refuse such an amendment it must be by giving Us written notice, and Your refusal may result in adverse tax consequences.

NON -PARTICIPATING

This policy will not share in Our profits or surplus.

AGE OR SEX CORRECTIONS

If the age or sex of the Annuitant has been misstated, the benefits will be those, which the premiums paid, would have purchased for the correct age and sex. Any underpayment made by Us will be paid with the next payment. Any overpayment made by Us will be deducted from future payments. Any underpayment or overpayment will include interest from the date of the incorrect payment to the date of the adjustment.

INCONTESTABILITY

This policy shall be incontestable from the Policy Date.

EVIDENCE OF SURVIVAL

We have the right to require evidence satisfactory to Us that a person was alive if a payment is based on that person being alive. No payment will be made until We receive the evidence of continued survival.

SETTLEMENT

Any payment by Us under this policy is payable at Our Administrative Office.

RIGHTS OF OWNER

Prior to the Annuity Commencement Date, the owner may, while the Annuitant is living:

1.   Assign this policy.
2.   Surrender the policy to Us.
3.   Amend or modify the policy with Our consent.
4.   Elect to receive annuity payments or name a Payee to receive the payments.
5. Exercise, receive, and enjoy every other right and benefit contained in the policy.

The use of these rights may be subject to the consent of any assignee, or irrevocable beneficiary, and of the spouse in a community or marital property state.

CHANGE OF OWNERSHIP

As permitted by law, You can change the owner of this policy by notifying Us in writing in a form and manner acceptable to Us. When a change takes effect, all rights of ownership in this policy will pass to the new owner.

A change of owner will not be effective until it is recorded in Our records. After it has been so recorded, the change will take effect as of the date You signed the notice. However, if the Annuitant dies before the notice has been so recorded, it will not be effective as to those proceeds We have paid before the change was recorded in Our records.

We may require that the change be endorsed in the policy. Changing the owner does not change the beneficiary or the Annuitant.

A change of ownership may result in adverse tax consequences.

COMMUNITY OR MARITAL PROPERTY

Unless We are notified in accordance with applicable law of a community or marital property interest in this policy, We are not bound by any such interest.

ANNUITY COMMENCEMENT DATE

The Annuity Commencement Date is the date payments begin under an Income Option. In no event can this date be later than the last day of the month following the month in which the Annuitant attains age 95. You may change the Annuity Commencement Date at any time after the fourth Policy Year, by giving Us 30 days' written notice.

ASSIGNMENT

Before the Annuity Commencement Date, You may assign this policy as permitted by law. The assignment must be in writing and filed with Us. We assume no responsibility for the validity of any assignment. Any claim made under an assignment shall be subject to proof of interest and the extent of the assignment.

Assignment of this policy may result in adverse tax consequences.

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                              SECTION 3 - CONTINUED

BENEFICIARY

Death proceeds, when payable in accordance with Section 10, are payable to the designated beneficiary or beneficiaries. Prior to the Annuitant's death, You may name or change a beneficiary, without the beneficiary's consent (unless irrevocably designated or required by law) at any time by notifying Us in writing in a form and manner acceptable to Us. The change will take effect upon the date You sign it, whether or not You are living when We receive it. The notice must have been postmarked (or show other evidence of delivery that is acceptable to Us) on or before the date of the Annuitant's death. Your most recent change of beneficiary notice will replace any prior beneficiary designations in their entirety. No change will apply to any payment We made before the written notice was received. If an irrevocable beneficiary dies, You may designate a new beneficiary.

You may direct the manner of payment of death proceeds pursuant to the terms of this policy, subject to applicable law. In the absence of such direction, the beneficiary may elect the manner of payment or make an election of any option.

Only those beneficiaries living at the time of the Annuitant's death will be eligible to receive a share of the death proceeds. If both primary and contingent beneficiaries have been named, payment will be made to the named primary beneficiaries living at the time the death proceeds become payable. Payment will be made to the named contingent beneficiaries only if all primary beneficiaries have died before the death proceeds become payable.

If death proceeds are payable to more than one beneficiary and You failed to specify their interest, they will share equally. If any beneficiary is alive at the time the death proceeds become payable, but dies before receiving their payment, their share will be paid to their estate.

PROTECTION OF PROCEEDS

Unless You so direct by filing written notice with Us, no beneficiary may assign any payments under this policy before the payments are due. To the extent permitted by law, no payments under this policy will be subject to the claims of creditors of any beneficiary.

DEFERMENT

We will pay any Partial Withdrawal or Surrender proceeds from the Separate Account within 7 days after all requirements have been met. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for Us to determine the investment experience of the Separate Account. In that case, We may defer transfers among the Subaccounts and to the Fixed Account, and determination or payment of Partial Withdrawals or Surrender proceeds.

When permitted by law, We may defer paying any Partial Withdrawal or Surrender proceeds from the Fixed Account for up to 6 months from the date We receive Your request. If the Annuitant dies after the request is received, but before the request is processed, the request will be processed before the death proceeds are determined. Interest will be paid on any amount deferred for 30 days or more. This rate will be the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown on Page 3, unless otherwise required by law.

REPORTS TO OWNER

We will give You an annual report at least once each Policy Year. This report will show the number and value of the accumulation units held in each of the Subaccounts as well as the value of the Fixed Account. It will also show the Death Benefit, Cash Value, and any other facts required by law or regulation.

                          SECTION 4 - PREMIUM PAYMENTS

PAYMENT OF PREMIUMS

Premium payments may be made any time while this policy is in force before the Annuity Commencement Date. You may start or stop, increase or decrease, or skip any premium payments.

MAXIMUM AND MINIMUM PREMIUM PAYMENT

The minimum initial premium payment is $5,000. If this policy is being issued in connection with certain tax-qualified plans (such as IRAs, pension plans, or specially sponsored programs), the minimum initial premium is $1,000. No minimum initial premium payment will be required for 403(b) annuities. The minimum subsequent premium payment We will accept is $50. The maximum total premium payments which We will accept without prior Company approval is $1,000,000 for issue ages 0-80. For issue ages over 80, the maximum total premium payments which We will accept without prior Company approval is $500,000. The premium payments may not be more than the amount permitted by law if this is a tax-qualified annuity. We reserve the right to limit or refuse any premium payment.

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                              SECTION 4 - CONTINUED

PREMIUM PAYMENT DATE

The premium payment date is the date on which We credit the premium payment to the policy. We will credit the initial premium payment less any applicable premium taxes to the policy within two business days after receipt of the premium payment and the information needed. We will credit subsequent premium payments to the policy as of the business day the premium payment and required information are received. A business day is any day that the New York Stock Exchange is open for trading.

ALLOCATION OF PREMIUM PAYMENTS

When You purchase Your policy, We will allocate Your premium payment to the Investment Options You select. Your allocation must be in whole percentages and must total 100%. We will allocate subsequent premium payments the same way unless You request a different allocation.

CHANGE OF ALLOCATION

You may change the allocation of premium payments by notifying Us in a form and manner acceptable to Us. Premium payments received after the date on which We receive Your notice will be applied on the basis of the new allocation.

PREMIUM AND OTHER TAXES

Any taxes paid by Us to any governmental entity relating to this policy will be deducted from the premium payment or Policy Value when incurred. We will, at Our sole discretion, determine when taxes relate to the policy, including when they have resulted from: the investment experience of the Separate Account; receipt by Us of the premium payments; or commencement of annuity payments. We may, at Our sole discretion, pay taxes when due and deduct that amount from Your Policy Value at a later date. Payment at an earlier date does not waive any right We may have to deduct amounts at a later date. We will deduct any withholding taxes required by applicable law.

                            SECTION 5 - POLICY VALUE

POLICY VALUE

On or before the Annuity Commencement Date, the Policy Value is the sum of Your Separate Account value and Your Fixed Account value, minus service charges, premium taxes, rider fees, and transfer fees, if any.

SERVICE CHARGE

On each Policy Anniversary and at the time of Surrender during any Policy Year before the Annuity Commencement Date, We reserve the right to assess a Service Charge up to $30 for policy administration expenses. The Service Charge will be deducted from each Investment Option in proportion to the amount of Policy Value (prior to such charge) in each Investment Option. In no event will the Service Charge exceed 2% of the Policy Value on the Policy Anniversary or at the time of Surrender.

The Service Charge will not be deducted on a Policy Anniversary or at the time of Surrender if at that time the sum of all premium payments less the sum of all Partial Withdrawals taken equals or exceeds $50,000 or the Policy Value equals or exceeds $50,000.

ADJUSTED POLICY VALUE

The Adjusted Policy Value is the Policy Value increased or decreased by any Excess Interest Adjustment.

You may use the Adjusted Policy Value on the Annuity Commencement Date to provide lifetime income or income for a period of no less than 60 months under the Income Options in Section 11.

EXCESS INTEREST ADJUSTMENT

Surrender, Partial Withdrawals, transfers, death proceeds, and amounts applied to an Income Option (prior to the end of any Guaranteed Period Option) from Guaranteed Period Options of the Fixed Account described in Section 8 will be subject to an Excess Interest Adjustment except as provided below.

An Excess Interest Adjustment applies when death proceeds are calculated. However, if the net effect of all Excess Interest Adjustments is negative, We will not reduce the death proceeds.

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                              SECTION 5 - CONTINUED

The Excess Interest Adjustment is based on any change in interest rates from the time the affected Guaranteed Period Option started until the time the Excess Interest Adjustment occurs. The Excess Interest Adjustment is applied as follows:

1) The Excess Interest Adjustment is only applied when a transaction occurs prior to the end of a Guaranteed Period Option;
2) Transfers to the Guaranteed Period Options of the Fixed Account are considered Premium Payments for purposes of determining the Excess Interest Adjustment;
3) The Excess Interest Adjustment is distinct from, and is applied prior to, the surrender charge;
4) If interest rates have decreased from the time the affected Guaranteed Period Option started until the time the transaction occurs, the Excess Interest Adjustment will result in increased funds available to You;
5) If interest rates have increased from the time the affected Guaranteed Period Option started until the time the transaction occurs, the Excess Interest Adjustment will result in decreased funds available to You;
6) Certain amounts are not subject to the Excess Interest Adjustment as provided in Sections 6, 9, and 11; and
7) The Excess Interest Adjustment for each Guaranteed Period Option will not reduce the Adjusted Policy Value for that Guaranteed Period Option below the amount paid into that Guaranteed Period Option, less any prior Withdrawals and transfers from that Guaranteed Period Option, as they occur, all accumulated at the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown on Page 3.

The formula for determining the amount of the Excess interest Adjustment is as follows:

Excess Interest Adjustment = S x (G-C) x (M/12)
where: S is the amount (before surrender charges and premium taxes, if any) of the Surrender, Partial Withdrawal, transfer, or amount applied to an Income Option that is subject to the Excess Interest Adjustment.
       G is the guaranteed effective annual interest rate for the Guaranteed Period Option applicable to "S."
       C is the current guaranteed effective annual interest rate then being offered on new premium payments for the next longer Guaranteed Period Option than "M". If this policy form or such a Guaranteed Period Option is no longer offered, "C" will be the U.S. Treasury rate for the next longer maturity (in whole years) than "M" on the 25th day of the previous calendar month, plus 2% (or a lesser amount determined by Us).
       M is the number of months remaining in the Guaranteed Period Option for "S", rounded up to the next higher whole number of months.

EXCESS INTEREST ADJUSTMENT-FREE AMOUNTS
There is no Excess Interest Adjustment for transactions involving:

1)   Partial Withdrawals of interest credited to a Guaranteed Period Option;
2)   Minimum required distributions;
3)   Nursing Care and Terminal Condition Withdrawal Options; and
4)   Unemployment Waivers.

                       SECTION 6 - CASH VALUE, SURRENDERS,
                             AND PARTIAL WITHDRAWALS

CASH VALUE

On or before the Annuity Commencement Date, You may make a Partial Withdrawal or Surrender this policy for its Cash Value. The Cash Value is equal to the Adjusted Policy Value less any surrender charges. Information about Your policy's Cash Value is available upon request. After the Annuity Commencement Date, there is no Cash Value.

SURRENDER CHARGES

Amounts withdrawn in excess of the surrender charge-free amount specified herein are subject to a surrender charge. The amount of this charge, if any, will be a percentage, as shown in the table below, of the amount of premium withdrawn:

Number of Years
 Since Premium       Percentage of
  Payment Date     Premium Withdrawn
----------------   -----------------
      0-1                8.5%
      1-2                  8%
      2-3                  7%
      3-4                  6%
      4-5                  5%
      5-6                  4%
      6-7                  3%
      7-8                  2%
      8 or more            0%

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                              SECTION 6 - CONTINUED

For surrender charge purposes, all earnings are considered to be withdrawn first. After all earnings are withdrawn then the oldest premium payment is the first premium payment considered to be withdrawn. If the amount withdrawn exceeds the earnings plus the oldest premium payment, the next oldest premium payment is considered to be withdrawn, and so on until the most recent premium payments are deemed to be withdrawn (the procedure being applied to Partial Withdrawals of premium is a "First-In, First-Out" or FIFO procedure).

SURRENDER CHARGE - FREE AMOUNTS

Amounts withdrawn under one of the options described below are free of surrender charges. Any amounts withdrawn under one option may reduce the amount available free of surrender charges under that option or another option. Any amount requested in excess of that option's free amount will have the appropriate surrender charges applied, unless the excess amount qualifies as surrender charge-free under another option.

1.   LUMP SUM

     Beginning in the first Policy Year, You may take a Partial Withdrawal equal to the greater of A or B free of surrender charges, where:

          A    is the Earnings, if any; and

          B    is an amount equal to 10% of the premium payments.

     The minimum Partial Withdrawal under this option is $500. We reserve the right to limit the availability of this Partial Withdrawal option to the first Partial Withdrawal in any Policy Year.

2.   SYSTEMATIC PAYOUT OPTION

     Beginning in the first Policy Year, You may take Partial Withdrawals on a monthly, quarterly, semi-annual or annual basis through a systematic payout option free of surrender charges. At the time a systematic payout option withdrawal is made, each Partial Withdrawal must be at least $50 and may not exceed the greater of A or B, divided by the number of systematic payout option withdrawals made per year (e.g. 12 for monthly) where:

          A    is the Earnings, if any; and

          B    is an amount equal to 10% of the premium payments.

     Monthly and quarterly systematic payout option withdrawals must be sent through electronic funds transfer directly to a checking or savings account. You may stop systematic payout option withdrawals by giving Us 30 days' written notice.

     Once You have elected a systematic payout option, You must wait a minimum time before the first systematic payout option payment: 1 month for monthly, 3 months for quarterly, 6 months for semi-annual, or 12 months for annual.

     If You are receiving systematic payout option withdrawals and a lump sum Partial Withdrawal is taken, such that future systematic payout option withdrawals will cause the total amount of Partial Withdrawals in that Policy Year to exceed the total amount allowed under A or B above, then We will adjust future systematic payout option withdrawals to reflect the remaining amount allowed under A or B above for that Policy Year. Your systematic payout option withdrawals will be adjusted on Your next scheduled systematic payout option withdrawal, based on the remaining amount.

3.   MINIMUM REQUIRED DISTRIBUTION

     Partial Withdrawals taken to satisfy minimum distribution requirements under Section 401(a)(9) of the Internal Revenue Code are available free of surrender charges. The amount available from this policy with respect to the minimum distribution requirement is based solely on this policy.

     Systematic minimum required distributions must be at least $50 or a lump sum distribution is available if systematic minimum required distributions are less than $50.

4.   NURSING CARE AND TERMINAL CONDITION WITHDRAWAL OPTIONS

     Definitions applicable to this option:

     HOSPITAL - An institution which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) operates primarily for the care and treatment of sick and injured persons on an inpatient basis, 3) provides 24-hour nursing service by or under the supervision of registered graduate professional nurses, 4) is supervised by a staff of one or more licensed Physicians, and 5) has medical, surgical and diagnostic facilities or access to such facilities.

     NURSING FACILITY - A facility which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) provides care prescribed by a Physician and performed or supervised by a registered graduate nurse on a 24 hour basis, or provides care designed essentially to help a person with the activities of daily living which does not require the continuous attention of trained medical or paramedical personnel, and 3) is not, other than incidentally, a Hospital, a home for the aged, a retirement home, a rest home, a community living center or a place mainly for the treatment of alcoholism, mental illness, or drug abuse.

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                             SECTION 6 - CONTINUED

     PHYSICIAN - A Doctor of Medicine or Doctor of Osteopathy who is licensed as such and operating within the scope of the license.

     TERMINAL CONDITION - A condition resulting from an accident or illness which, as determined by a Physician, has reduced life expectancy to not more than 12 months, despite appropriate medical care.

     Beginning in the first Policy Year, if You or Your spouse (Annuitant or Annuitant's spouse if the owner is not a natural person) has been 1) confined in a Hospital or Nursing Facility for 30 consecutive days or 2) diagnosed as having a Terminal Condition, You may elect to withdraw all or a portion of the Policy Value free of surrender charges. The minimum Partial Withdrawal under this option is $1000. This option is available even during the policy years other Partial Withdrawal options were exercised.

     For Nursing Care Withdrawal, We must receive each Partial Withdrawal or Surrender request and proof of eligibility with each request no later than 90 days following the date that confinement has ceased, unless it can be shown that it was not reasonably possible to provide the notice and proof within the above time period and that the notice and proof were given as soon as reasonably possible. However, in no event, except the absence of legal capacity, shall the notice and proof be provided later than one year following the date that confinement has ceased. Proof of confinement may be a treating Physician's statement or a statement from a Hospital or Nursing Facility administrator. Systematic Nursing Care Withdrawals are not permitted.

     For a Terminal Condition Withdrawal, We must receive each Partial Withdrawal or Surrender request and the applicable proof of eligibility no later than one year following diagnosis of the Terminal Condition. Proof of a Terminal Condition is required only with the initial Partial Withdrawal request and must be furnished by the treating Physician.

5.   UNEMPLOYMENT WAIVER

     Beginning in the first Policy Year, You may withdraw all or a portion of the Policy Value free of surrender charges if You or Your spouse (Annuitant or Annuitant's spouse, if the owner is not a natural person) becomes unemployed. In order to qualify, such person 1) must have been employed full-time for at least two years prior to becoming unemployed, 2) must have been employed full-time on the Policy Date, and 3) must have been unemployed for at least 60 consecutive days and receiving unemployment benefits at the time of Partial Withdrawal. Proof of unemployment will consist of providing Us with a determination letter from the applicable State's Department of Labor, which verifies that the person qualifies for and is receiving unemployment benefits at the time of Partial Withdrawal. The determination letter must be received by Us no later than 15 days following the date of the Partial Withdrawal request.

PARTIAL WITHDRAWALS

We will pay You a portion of the Cash Value as a Partial Withdrawal provided We receive Your written request while the policy is in effect and before the Annuity Commencement Date. Partial Withdrawals will be deducted in proportion to the amount of Policy Value in each Investment Option unless You tell Us otherwise. If Your request for a Partial Withdrawal from an Investment Option is less than or equal to the amount of Cash Value in that option, We will pay the amount of Your request. However, if Your request for a Partial Withdrawal from an Investment Option is greater than the amount of Cash Value in that option, We will pay You only the amount of Cash Value in that Investment Option.

The "Gross Partial Withdrawal" is the total amount deducted from Your Policy Value as a result of each Partial Withdrawal. The Gross Partial Withdrawal may be more or less than Your requested Partial Withdrawal amount, depending on whether surrender charges and/or Excess Interest Adjustments apply at the time You request the Partial Withdrawal.

The formula for determining the Gross Partial Withdrawal is as follows:

Gross Partial Withdrawal = R - E + SC, where:

R    is the requested Partial Withdrawal;
E    is the Excess Interest Adjustment;
SC   is the surrender charge on (EPW - E); where
EPW is the Excess Partial Withdrawal Amount (the portion of the requested Partial Withdrawal subject to surrender charge).

The Excess Partial Withdrawal amount is the portion of the requested Partial Withdrawal that is subject to surrender charge. For example, if the requested Partial Withdrawal amount is $1,000, and the surrender charge-free amount is $200, then the Excess Partial Withdrawal would be $800.

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                              SECTION 6 - CONTINUED

Excess Partial Withdrawals will reduce the Policy Value by an amount equal to (X-Y+Z) where:

X    is Excess Partial Withdrawal;
Y is Excess Interest Adjustment = (A) x (G-C) x (M/12) where G, C and M are defined in the Excess Interest Adjustment provision above, with "A" substituted for "S" in the definitions of G and M;
A    is Amount of Partial Withdrawal subject to Excess Interest Adjustment; and
Z    is surrender charge on X minus Y.

If any Partial Withdrawal reduces the Cash Value below $500, We reserve the right to pay the full Cash Value and terminate the policy.

We may delay payment of the Cash Value from the Fixed Account for up to 6 months after We receive the request. If the Annuitant dies after We receive the request, but before the request is processed, the request will be processed before the death proceeds are determined.

     Partial Withdrawals and Surrenders may be subject to a surrender charge.

MINIMUM VALUES

Benefits available under this policy, including any paid up annuity or death benefits that may be available, are not less than those required by any statute of the state in which the policy is delivered.

                          SECTION 7 - SEPARATE ACCOUNT

SEPARATE ACCOUNT

We have established and will maintain one or more Separate Accounts, under the laws of the state of Ohio. The Separate Account consists of assets which We keep separate from Our general account assets and all of Our other segregated asset accounts. Any realized or unrealized income, net Gains, and losses from the assets of the Separate Account are credited to or charged against it without regard to Our other income, Gains, or losses. Assets are placed in the Separate Account for this policy, as well as for other variable annuity policies. Any Separate Account may invest assets in shares of one or more mutual fund portfolios, or in the case of a managed Separate Account, direct investments in stocks or other securities as permitted by law. "Fund shares" refers to shares of underlying mutual fund portfolios or pro rata ownership of the assets held in a Subaccount of a managed Separate Account We purchase, redeem and value fund shares on behalf of the Separate Account.

The Separate Account is divided into Subaccounts. The assets in each Subaccount are invested exclusively in shares of one of the portfolios of an underlying mutual fund. We reserve the right to add Subaccounts to, or remove any Subaccount from, the Separate Account.

The assets of the Separate Account are Our property. These assets will equal or exceed the reserves and other contract liabilities of the Separate Account. These assets will not be chargeable with liabilities arising out of any other business We conduct. We reserve the right, subject to regulations governing the Separate Account, to transfer assets of a Subaccount, in excess of the reserves and other contract liabilities with respect to that Subaccount, to another Subaccount, or to Our general account.

We will determine the fair market value of the assets of the Separate Account in accordance with a method of valuation, which We establish in good faith. "Valuation Period" means the period of time from one determination of the value of each Subaccount to the next determination. Such determinations are made when the value of the assets and liabilities of each Subaccount is calculated. This is generally the close of business on each day on which the New York Stock Exchange is open.

We also reserve the right to transfer assets of the Separate Account, which We determine to be associated with the class of policies to which this policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account," as used in the policy, shall then mean the Separate Account to which the assets were transferred.

We also reserve the right, when permitted by law to:

(a)  deregister the Separate Account under the Investment Company Act of 1940;
(b)  manage the Separate Account under the direction of a committee at any time;
(c) restrict or eliminate any voting rights of policy owners or other persons who have voting rights as to the Separate Account;
(d)  combine the Separate Account with one or more other Separate Accounts;
(e)  create new Separate Accounts;
(f) add new Subaccounts to or remove existing Subaccounts from the Separate Account, or combine Subaccounts; and
(g) add new underlying mutual funds, remove existing mutual funds, or substitute a new fund for an existing fund.

The Net Asset Value of a fund share is the per-share value calculated by the mutual fund or, in the case of a managed Separate Account, by the Company. The Net Asset Value is computed by adding the value of the Subaccounts investments, cash and other assets, subtracting its liabilities, and then dividing by the number of shares outstanding. Net Asset Values of fund shares reflect investment advisory fees and other expenses incurred in managing a mutual fund or a managed Separate Account.

CHANGE IN INVESTMENT OBJECTIVE OR POLICY OF A MUTUAL FUND

If required by law or regulation, an investment policy of the Separate Account will only be changed if approved by the appropriate insurance official of the state of Ohio or deemed approved in accordance with such law or regulation, if so required, the process for obtaining such approval is filed with the insurance official of the state or district in which this policy is delivered.

CHARGES AND DEDUCTIONS

The Mortality and Expense Risk Fee and the Administrative Charge are each deducted daily both before and after the Annuity Commencement Date. The Service Charge is deducted prior to the Annuity Commencement Date only. If the Mortality and Expense Risk Fee is more than sufficient to cover Our expenses, We will retain the balance as profit or may reduce this fee in the future.

ACCUMULATION UNITS

The Policy Value in the Separate Account before the Annuity Commencement
Date is represented by accumulation units. The dollar value of accumulation units for each Subaccount will change from Valuation Period to Valuation Period reflecting the investment experience of the Subaccount. Accumulation Units shall be used to account for all amounts allocated to or withdrawn from a Subaccount of the Separate Account as a result of premium payments, Partial Withdrawals, transfers, or fees and charges.

Premium payments allocated to and any amounts transferred to the Subaccounts will be applied to provide accumulation units in those Subaccounts. The number of accumulation units purchased in a Subaccount will be determined by dividing the amount allocated to or transferred to that Subaccount, by the value of an accumulation unit for that Subaccount on the premium payment or transfer date.

The number of accumulation units withdrawn or transferred from the Subaccounts will be determined by dividing the amount withdrawn or transferred by the value of an accumulation unit for that Subaccount on the Partial Withdrawal or transfer date.

We set the initial accumulation unit value for each Subaccount. Subsequent accumulation unit values for each Subaccount are determined by multiplying the accumulation unit value for the immediately preceding Valuation Period by the Net Investment Factor of the Subaccount for the current Valuation Period.

The net investment factor used to calculate the value of an accumulation unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)  is the result of:
     (1) the net asset value of a fund share held in that Subaccount determined as of the end of the current Valuation Period; plus
     (2) the per share amount of any dividend or capital gain distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus
     (3) a per share credit or charge for any reservation for taxes which We determine to have resulted from the investment operations of that Subaccount.
(b) is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding valuation period.
(c) is a factor representing the Mortality and Expense Risk Fee and Administrative Charge before the Annuity Commencement Date for each day since the last Valuation Period. This factor is less than or equal to, on an annual basis, the percentage shown on the Policy Data Page of the daily net asset value of a fund share held in that Subaccount.

Since the net investment factor may be greater or less than one, the accumulation unit value may increase or decrease.

                            SECTION 8 - FIXED ACCOUNT

FIXED ACCOUNT

The Fixed Account is comprised of Guaranteed Period Options and Dollar Cost Averaging Fixed Options that We may choose to offer. Premium payments applied to and any amounts transferred to the Fixed Account will be credited with a fixed interest rate. The interest rates We set will be credited daily for increments of at least one year measured from each premium payment or transfer date. These rates will never be less than the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown on Page 3.

Upon Surrender of the policy, the minimum Cash Value provided by the Fixed Account portion of the Policy Value will never be less than 65% of the first year premium payments allocated or transferred into the Fixed Account (87.5% of premium payments allocated or transferred into the Fixed Account in Policy Years 2 and later), less prior Partial Withdrawals and transfers from the Fixed Account, all accumulated at an Effective Annual Interest Rate of 3%.

We reserve the right, at Our sole discretion, to limit or refuse premium payments or transfers allocated to any of the Fixed Account options.

GUARANTEED PERIOD OPTIONS

We may offer Guaranteed Period Options in the Fixed Account, into which premium payments may be paid or amounts transferred. The current interest rate We set for funds entering each Guaranteed Period Option is guaranteed until the end of that option's guaranteed period. At that time, the premium payment made or amount transferred into the Guaranteed Period Option, less any Partial Withdrawals or transfers from that Guaranteed Period Option, plus accrued interest, must be transferred into a new Guaranteed Period Option or may be transferred to any Subaccount(s) within the Separate Account(s).

You may choose the Investment Option(s) You want the funds transferred into by giving Us a written notice within 30 days before the end of the expiring guaranteed period. However, any Guaranteed Period Option elected may not extend beyond the latest Annuity Commencement Date defined in Section 3. In the absence of such election, the funds will be transferred into a new Guaranteed Period Option which has the same guaranteed period as the expiring Guaranteed Period Option unless that Guaranteed Period Option is no longer offered. In that case, the funds will be transferred into the next shorter Guaranteed Period Option available, or, if none, into the next longer Guaranteed Period Option available. We will mail You a notice of completion of the transfer with the new interest rate applicable. We will deem You to have accepted the new Guaranteed Period Option if We do not receive a written rejection from You within 30 days from the postmark date of the completion notice. We reserve the right, at Our sole discretion, for new premium payments, or transfers, to offer or not to offer any Guaranteed Period Option. If We do not offer a Guaranteed Period Option and We have not received directions from You in a form and manner acceptable to Us, how the premium payments or funds transferred are to be allocated, the funds will be placed in a Fixed Account Option at the lowest crediting rate then applicable, or may be refused.

When funds are withdrawn or transferred from a Guaranteed Period Option, the Policy Value associated with the oldest premium payment or transfer in that Guaranteed Period Option is considered to be withdrawn or transferred first. If the amount withdrawn or transferred exceeds the Policy Value associated with the oldest premium or transfer, the Policy Value associated with the next oldest premium payment or transfer is considered to be withdrawn or transferred next, and so on until the Policy Value associated with the most recent premium payment or transfer is considered to be withdrawn or transferred.

Partial Withdrawals, Surrenders, transfers (except those transfers made at the end of a Guaranteed Period Option), and amounts applied to an Income Option from a Guaranteed Period Option are subject to an Excess Interest Adjustment as described in Sections 5 and 6.

DOLLAR COST AVERAGING FIXED ACCOUNT OPTION

We may offer one or more Dollar Cost Averaging Options in the Fixed Account separate from the Guaranteed Period Options. The Dollar Cost Averaging Fixed Account Options will have a one-year interest rate guarantee. The current interest rate We set for a Dollar Cost Averaging Fixed Account Option may differ from the rates credited on Guaranteed Period Options. In addition, the current interest rate We credit may vary on different Dollar Cost Averaging Fixed Account Options. The credited interest rate will never be less than the Fixed Account Guaranteed Minimum Effective Annual interest Rate shown on Page 3. Dollar Cost Averaging Fixed Account Options will only be available under a Dollar Cost Averaging program as described in Section 9.

                              SECTION 9 - TRANSFERS

A.   TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE

Prior to the Annuity Commencement Date, You may transfer Policy Values from one Investment Option to another by notifying Us in a form and manner acceptable to Us.

Transfers of Policy Value from the Guaranteed Period Options of the Fixed Account prior to the end of that Guaranteed Period Option are subject to an Excess Interest Adjustment. No Excess Interest Adjustment will apply to Policy Value transfers at the end of a Guaranteed Period Option.

If the Excess Interest Adjustment at the time of such Policy Value transfer results in a decrease in the funds available to You, then the maximum Policy Value transfer is 25% of that Guaranteed Period Option's Policy Value, less Policy Values previously transferred out of that Guaranteed Period Option during the current Policy Year. Each such transfer must be separated by a period of 12 months.

If the Excess Interest Adjustment at the time of such Policy Value transfer results in additional funds available to You, no maximum will apply to such Policy Values transferred from the Guaranteed Period Option.

Transfers of Policy Value from the Separate Account are subject to a minimum of $500 or the entire Subaccounts Policy Value, if less. However, if the remaining Subaccount's Policy Value is less than $500, We reserve the right to include that amount as part of the transfer.

Transfers of interest credited in the Guaranteed Period Options to other Investment Options are allowed on a "First-In, First-Out" basis. Such transfers may be made monthly, quarterly, semi-annually, or annually. Each such transfer must be at least $50 and will not be subject to an Excess Interest Adjustment.

You may choose which Guaranteed Period Option to transfer to or from, however, any Guaranteed Period Option elected may not extend beyond the Annuity Commencement Date defined in Section 3.

We reserve the right to limit transfers to no more than 12 in any one Policy Year. Any transfers in excess of 12 per Policy Year may be charged a $10 fee per transfer. Transfers among multiple Investment Options will be treated as one transfer in determining the number of transfers that have occurred. We also reserve the right, in our sole discretion, to limit or refuse premium payments or transfers allocated to any of the Fixed Account Options.

Certain Subaccounts are not designed for professional mareket timing organizations or other persons that use programmed, large, or frequent transfers. The use of such transfers may be disruptive to an underlying portfolio. We reserve the right to reject any transfer request from any person in the interest of overall fund management or, if, in our judgment, an underlying fund would be unable to invest effectively in accordance with its investment objectives and policies or would otherwise be potentially adversely affected or if an underlying fund would reject our purchase order. We also reserve the right to revoke Your telephone, fax, and electronic transfer privileges at any time without revoking all owners' telephone, fax and electronic transfer privileges.

DOLLAR COST AVERAGING PROGRAM

Prior to the Annuity Commencement Date, You may instruct Us to automatically transfer a specified amount from source accounts made available by Us to any other Subaccounts of the Separate Account. The automatic transfers can occur monthly or quarterly. You may change the Subaccounts to which these transfers are allocated as permitted by Us from time to time.

Transfers will continue until the elected source account is depleted. The amount transferred each time must be at least $500. All transfers from the source account will be the same amount as the initial transfer. Transfers must be scheduled for at least 6 months, but not more than 24 months or for at least 4 quarters, but not more than 8 quarters each time the Dollar Cost Averaging program is started or restarted following termination of the program for any reason.

Dollar Cost Averaging results in the purchase of more accumulation units when the value of the accumulation unit is low, and fewer accumulation units when the value of the accumulation unit is high. However, there is no guarantee that the Dollar Cost Averaging program will result in higher Policy Values or will otherwise be successful.

Dollar Cost Averaging may be discontinued before its scheduled completion by sending written notice to Us. If Dollar Cost Averaging is discontinued prior to the end of the scheduled period, all remaining funds in the Dollar Cost Averaging Fixed Account will be transferred at that time. Unless We are notified otherwise the funds remaining in the Dollar Cost Averaging Fixed Account will be transferred to the Subaccounts in the percentages currently indicated. While Dollar Cost Averaging is in effect, Asset Rebalancing is not available.

ASSET REBALANCING

Prior to the Annuity Commencement Date, You may instruct Us to automatically transfer amounts among the Subaccounts of the Separate Account on a regular basis to maintain a desired allocation of the Policy Value among the various Subaccounts offered. Rebalancing will occur on a monthly, quarterly, semi-annual or annual basis, beginning on a date selected by You. You must select the percentage of the Policy Value desired in each of the various Subaccounts offered (totaling 100%). Any amounts in the Fixed Account are ignored for the purposes of Asset Rebalancing. Rebalancing can be started, stopped, or changed at any time. Asset Rebalancing is not available while Dollar Cost Averaging is in effect. Rebalancing will cease as soon as We receive a request for any other transfer.

B.   TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE

After the Annuity Commencement Date, You may transfer Policy Values from one Subaccount to another within the Separate Account or to the Fixed Account. If You want to transfer the value of the variable annuity units, You must notify Us in a form and manner acceptable to Us. We reserve the right to limit transfers between the Subaccounts or to the Fixed Accounts to once per Policy Year.

The minimum amount which may be transferred is the lesser of $10 monthly income or the entire monthly income of the variable annuity units in the Subaccount from which the transfer is being made. If the monthly income of the remaining units in a Subaccount is less than $10, We have the right to include the value of those variable annuity units as part of the transfer.

After the Annuity Commencement Date, no transfers may be made from the Fixed Account to any other Investment Options.

                           SECTION 10 - DEATH PROCEEDS

A.   DEATH PROCEEDS PRIOR TO ANNUITY COMMENCEMENT DATE

The amount of death proceeds will be the greatest of (a), (b), or (c) where:

(a) is the Policy Value on the date We receive due proof of death and an election of a method of settlement;
(b) is the Cash Value on the date We receive due proof of death and an election of a method of settlement; and,
(c) is the Guaranteed Minimum Death Benefit, if any, plus any additional premium payments received, less any Gross Partial Withdrawals, from the date of death to the date of payment of death proceeds.

For purposes of this policy, proof of death means:

(a)  a certified copy of the death certificate, or;
(b) a certified copy of a decree of a court of competent jurisdiction as to a finding of death, and;
(c)  any other proof or other documents required by Us.

Where there are joint Annuitants, the death proceeds becomes payable only upon the death of the surviving Annuitant, subject to the distribution requirements under Subsection C.II. below.

If You have not selected an Income Option by the date of death, the beneficiary may make such election within one year of the date We receive due proof of the owner's or Annuitant's death as described in Subsection C below. The beneficiary may elect to receive the death proceeds as a lump sum payment or may use the death proceeds to provide any of the Income Options described in Section 11. We will pay interest on death proceeds as required by law.

We must distribute death proceeds or continue making payments under an Income Option under this annuity policy as required in Internal Revenue Code Section 72(s). The requirements of Internal Revenue Code Section 72(s) will override any provision of this policy to the contrary.

B.   GUARANTEED MINIMUM DEATH BENEFIT

The amount of the Guaranteed Minimum Death Benefit, if any, is based on the death benefit option shown on the Policy Data Page. The Guaranteed Minimum Death Benefit is only payable upon the Annuitant's death. You may not change the Guaranteed Minimum Death Benefit option after We issue the policy.

C.   DEATH PRIOR TO ANNUITY COMMENCEMENT DATE

Payment of death proceeds depends upon the relationships between the owner, Annuitant, and beneficiary as outlined below.

If there are surviving owners, the surviving owners automatically take the place of any beneficiary designation.

I. Annuitant Death

     When We have due proof that the Annuitant died before the Annuity Commencement Date, the death proceeds are payable to the beneficiary. If no beneficiary is designated and there is no surviving owner, the owner's estate will become the beneficiary.

     a) When the beneficiary is the deceased Annuitant's surviving spouse. The beneficiary may elect to continue this policy as owner and Annuitant rather than receiving the death proceeds. If the policy is continued, an amount equal to the excess, if any, of the Guaranteed Minimum Death Benefit over the Policy Value will then be added to the Policy Value pro rata according to the amount of Policy Value in each Investment Option at that time. This is a one-time only Policy Value adjustment applied at the time the policy is continued, and the Guaranteed Minimum Death Benefit previously selected will continue on as applicable.

          If the policy is continued, all current surrender charges will be waived; however, any premium received after the deceased Annuitant's death will be subject to any applicable surrender charges.

          If the beneficiary elects to have the death proceeds paid rather than continue the policy, the death proceeds must be distributed pursuant to subsections b)(1) and (2) below.

     b) When the beneficiary is an individual who is not the deceased Annuitant's surviving spouse. The death proceeds must be distributed:

          (1) by the end of 5 years after the date of the deceased Annuitant's death, or
          (2) payments must begin no later than one year after the deceased Annuitant's death and must be made for a period certain or for this beneficiary's lifetime, so long as any period certain does not exceed this beneficiary's life expectancy. Election of this option must be made at least 60 days prior to the one year anniversary of the Annuitant's death.

     c) When the beneficiary is not a natural person. The death proceeds must be distributed within 5 years after the Annuitant's death.

II. Owner Death

     At the death of any owner, all current surrender charges will be waived; however, any premium received after the deceased owner's death will be subject to any applicable surrender charges.

     If the deceased owner is also the Annuitant, Subsection C.I. "Annuitant Death" above applies.

     If an owner or joint owner who is not an Annuitant dies prior to the Annuity Commencement Date and before the entire interest in the policy is distributed, the successor owner as defined below will become the new owner, and no death proceeds are payable. The person or entity first listed below who is alive or in existence on the date of that death will become the successor owner:

     a)   surviving owner;
     b)   primary beneficiary;
     c)   contingent beneficiary; or
     d)   deceased owner's estate.

     The successor owner will need to take distributions according to a), b), or
     c) below:

     a) If the sole successor owner is the deceased owner's spouse, We will continue this policy with the successor owner as the new owner.

     b) If the successor owner is an individual who is not the deceased owner's spouse, the Adjusted Policy Value must be distributed:

          (1) by the end of 5 years after the date of the deceased owner's death, or

          (2) payments must begin no later than one year after the deceased owner's death and must be made for a period certain or for the successor owner's lifetime, so long as any period certain does not exceed the successor owner's life expectancy. Election of this option must be made at least 60 days prior to the one year anniversary of the deceased owner's death.

     c) if the successor owner is not a natural person, the Adjusted Policy Value must be distributed within 5 years after the owner's death.

D. DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE

The death proceeds on or after the Annuity Commencement Date depend on the payment option selected. If any owner dies on or after the Annuity Commencement Date, but before the entire interest in the policy is distributed, the remaining portion of such interest in the policy, if any, will be distributed to the beneficiary at least as rapidly as under the method of distribution being used as of the date of that death.

E. AN OWNER IS NOT AN INDIVIDUAL

If any owner is not an individual, then for purposes of the provisions in subsection C or D above, (1) the primary Annuitant will be treated as the owner of the policy, and (2) the death of, or any change in, the primary Annuitant, will be treated as the death of the owner.

                           SECTION 11 - INCOME OPTIONS

A. GENERAL PAYMENT PROVISIONS

Payment

If this policy is in force on the Annuity Commencement Date, We will use the Fixed Account portion and/or the Separate Account portion of the Adjusted Policy Value to make payments under an Income Option to the Payee under Fixed Income Option 2 and/or Variable Income Option 3-V, respectively, with 10 years certain, or if elected, under one or more of the other Income Options described in this section, or any other method of payment if We agree. However, the Income Option elected must provide for lifetime income or income for a period of at least 60 months. You will become the Annuitant at the Annuity Commencement Date, unless the owner is not a natural person. Payments will be made at 1, 3, 6 or 12-month intervals. We reserve the right to change the frequency of payments to avoid making payments of less than $50.

Before the Annuity Commencement Date, if the death proceeds become payable or if You Surrender this policy, We will pay any proceeds in one sum, or if elected, all or part of these proceeds may be applied to one or more of the Income Options described in this section.

Adjusted Age

Payments under Fixed Income Options 2 and 4 and the first payment under Variable Income Options 3-V and 5-V are determined based on the adjusted age of the Annuitant. The adjusted age is the Annuitant`s actual age on the Annuitant's nearest birthday, at the Annuity Commencement Date, adjusted as follows:

     Annuity
Commencement Date     Adjusted Age
-----------------   ------------------
   Before 2010      Actual Age
   2010 - 2019      Actual Age minus 1
   2020 - 2026      Actual Age minus 2
   2027 - 2033      Actual Age minus 3
   2034 - 2040      Actual Age minus 4
   After 2040       Determined by Us

Election of Optional Method of Payment

Before the Annuity Commencement Date, You can elect or change an Income Option. You may elect, in a notice in a form and manner acceptable to Us, Income Options that may be either variable, fixed, or a combination of both. If You elect a combination, You must also tell Us what part of the Adjusted Policy Value on the Annuity Commencement Date are to be applied to provide each type of payment. (You must also specify which Subaccounts.) The amount of a combined payment will be the sum of the variable and fixed payments. Payments under a variable Income Option will reflect the investment performance of the selected Subaccount(s) of the Separate Account.

Payee

Unless You specify otherwise, the Payee shall be the Annuitant, or the beneficiary as defined in Section 3.

In the event of the death of a Payee who is not the Annuitant prior to the end of payments pursuant to the terms of the Income Option chosen, payments will be continued to the beneficiary or their present value may be paid in a single sum.

Proof of Age

We may require proof of the age of any person who elects Income Options 2, 3-V, 4 and 5-V of this Section before We make the first payment.

Minimum Proceeds

If the proceeds are less than $2,000, We reserve the right to pay them out as a lump sum instead of applying them to an Income Option.

Premium Tax

We may be required by law to pay premium tax on the amount applied to an Income Option. If so, We will deduct the premium tax before applying the proceeds.

Supplementary Contract

Once proceeds become payable and an Income Option has been selected, We will issue a supplementary contract to reflect the terms of the selected Income Option. The supplemental contract will name the Payee(s) and will describe the payment schedule.

B. FIXED INCOME OPTIONS

Guaranteed Income Options

The amount of the fixed payment is determined by multiplying each $1,000 of policy proceeds allocated to a fixed Income Option by the amounts shown on page 20 for the option You select. Income Options 1 and 3 are based on a guaranteed interest rate of 1.5%. Income Options 2 and 4 are based on a guaranteed interest rate of 1.5% and the "Annuity 2000" (male, female, and unisex if required by law) mortality table projected for improvement using projection scale G.

Fixed Income Option 1 - Income for a Specified Period

We will make level payments only for the specific period You choose. The specified period may not exceed Your life expectancy. No funds will remain at the end of the specified period.

Fixed Income Option 2 - Life Income

You may choose between:

(a) No Period Certain - We will make level payments only during the Annuitant's lifetime.
(b) 10 Years Certain - We will make level payments for the longer of the Annuitant's lifetime or ten years.
(c) Guaranteed Return of Policy Proceeds - We will make level payments for the longer of the Annuitant's lifetime or until the total dollar amount of payments equals the amount applied to this option.
(d) Life with Emergency Cash (SM) - We will make level payments during the Annuitant's lifetime, but the annuity may be surrendered (in full or part). The Cash Value is equal to a multiple of the payment where that multiple reduces over time to zero at age 101. We will apply a surrender charge. Should the Annuitant die before age 101 (or, for qualified policies, the applicable age based on IRS Life Expectancy table(s) if earlier), the same Cash Value would be payable but without the surrender charge.

Fixed Income Options 2(a) and 2(d) are not available for Annuitant Adjusted Age(s) greater than 85.

Fixed Income Option 3 - Income of a Specified Amount

We will make payments for any specified amount You choose until the amount applied to this option, with interest, is exhausted. The duration of the payments may not exceed the Annuitant's life expectancy. This will be a series of level payments followed by a smaller final payment.

Fixed Income Option 4 - Joint and Survivor Annuity

You may choose between:

(a) No Period Certain - We will make payments during the joint lifetime of the Annuitant and a joint Annuitant of Your choosing. We will make payments as long as either person is living.
(b) Life with Emergency Cash (SM) - We will make level payments during the joint lifetime of the Annuitant and a joint Annuitant of Your choosing. We will make payments as long as either person is living, but the annuity may be surrendered (in full or part). The Cash Value is equal to a multiple of the payment, where that multiple reduces over time to zero at age 101 of the younger Annuitant. We will apply a surrender charge. Should the last surviving Annuitant die before age 101 (or, for qualified policies, the applicable age based on IRS Life Expectancy table(s) if earlier), the same Cash Value would be payable, but without the surrender charge.

Income Options 4(a) and 4(b) are not available for Annuitant Adjusted Age(s) greater than 85.

Current Income Options

The amounts shown in the tables on page 20 are the guaranteed amounts. You may obtain current amounts we offer to individuals of the same class, subject to availability as described under "Guaranteed Income Options" above.

C. VARIABLE INCOME OPTIONS

Variable Annuity Units

We will use the Adjusted Policy Value You tell us to apply to a Variable Income Option to purchase variable annuity units in Your chosen Subaccounts. The dollar value of variable annuity units in Your chosen Subaccounts will increase or decrease reflecting the investment experience of Your chosen Subaccounts. The value of a variable annuity unit in a particular Subaccount on any business day is equal to (a) multiplied by (b) multiplied by (c), where:

(a) is the variable annuity unit value for that Subaccount on the immediately preceding business day;
(b)  is the net investment factor for that Subaccount for the Valuation Period;
     and
(c)  is the Assumed Investment Return adjustment factor for the Valuation
     Period.

The Assumed Investment Return adjustment factor for the valuation period is the product of discount factors of 99986634 per to day to recognize the 5.0% effective annual Assumed Investment Return.

The net investment factor used to calculate the value of a variable annuity unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)  is the net result of:
     (1) the net asset value of a fund share held in that Subaccount determined as of the end of the current valuation period; plus
     (2) the per share amount of any dividend or capital gain distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus
     (3) a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of the Subaccount
(b) is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding Valuation Period.
(c) is a factor representing the Mortality and Expense Risk Fee and Administrative Charge applicable after the Annuity Commencement Date. This factor is less than or equal to, on an annual basis, the percentage shown on the Policy Data Page, plus any additional fee applicable to the Initial Payment Guarantee of the daily net asset value of a fund share held in the Separate Account for that Subaccount.

Determination of the First Variable Payment.

The amount of the first variable payment is determined by multiplying each $1,000 of Adjusted Policy Value allocated to a variable income option by the amounts shown on the Variable Income Option Table for the Variable income Option You select. The tables are based on a 5% effective annual Assumed Investment Return and the "Annuity 2000" (male, female, and unisex if required by law) mortality table projected for improvement using projection scale G.

Variable Income Option 3-V - Life Income

You may choose between:

(a) No Period Certain - We will make payments during the lifetime of the Annuitant.

(b) 10 Years Certain - We will make payments for the longer of the Annuitant's lifetime or ten years.

(c) Life with Emergency Cash (SM) - We will make payments during the Annuitant's lifetime, but the annuity may be Surrendered (in full or part). The Cash Value is equal to a multiple of the Supportable Payment (see definition below), where that multiple reduces over time to zero at age
     101. We will apply a surrender charge. Should the Annuitant die before age 101 (or, for qualified policies, the applicable age based on IRS Life Expectancy table(s) if earlier), the same Cash Value would be payable, but without the surrender charge.

Variable Income Options 3-V(a) and 3-V(c) are not available for Adjusted Age(s) greater than 85.

Variable Income Option 5-V - Joint and Survivor Annuity

You may choose between:

(a) No Period Certain - We will make payments as long as either the Annuitant or the joint Annuitant is living.

(b) Life with Emergency Cash (SM) - We will make payments during the joint lifetime of the Annuitant and a joint Annuitant of Your selection. Payments will be made as long as either person is living, but the annuity may be Surrendered (in full or part). The cash value is equal to a multiple of the Supportable Payment (see definition below), where that multiple reduces over time to zero at age 101 of the younger Annuitant. We will apply a surrender charge. Should the last surviving Annuitant die before age 101 (or, for qualified policies, the applicable age based on IRS Life Expectancy table(s) if earlier), the same cash value would be payable, but without the surrender charge.

Variable Income Options 5-V(a) and 5-V(b) are not available for Annuitant Adjusted Age(s) greater than 85.

Initial Payment Guarantee

At the time you annuitize, You may elect an Initial Payment Guarantee under which we guarantee Your variable annuity payments will never be less than a percentage of the initial variable annuity payment. You cannot terminate the Initial Payment Guarantee after You have elected it. The percentage applicable to the initial payment and the additional fee for this option will be those currently applicable at the time of annuitization.

Supportable Payment

The Supportable Payment is the sum of each selected Subaccount's variable annuity unit value times the number of variable annuity units. The variable annuity units are adjusted to reflect the year-to-date difference between the stabilized payment and the payment had they not been stabilized. Supportable Payments are used to determine surrender values, death benefits and transfers.

Determination of Subsequent Variable Payments Without Stabilization

The number of variable annuity units in each selected Subaccount is determined by dividing the first variable annuity payment allocated to the Subaccount by the variable annuity unit value of that Subaccount on the Annuity Commencement Date. The amount of each variable annuity payment after the first payment will increase or decrease according to the value of the variable annuity units which reflects the investment experience of the selected Subaccounts. Each variable annuity payments after the first payment will be equal to the number of variable annuity units in the selected Subaccounts multiplied by the variable annuity unit value on the date the payment is made

Determination of Subsequent Variable Payments With Stabilization

If "Life with Emergency Cash" is chosen (Variable Income Option 3-V(c) or 5-V(b)), or if the Initial Payment Guarantee is chosen, variable annuity payments during the first year following the Annuity Commencement Date will be stabilized to equal the initial payment. On each anniversary of the Annuity Commencement Date, the stabilized variable annuity payment will be increased or decreased (but never below the guaranteed payment if the Initial Payment Guarantee is chosen) and held level for that year. On each anniversary of the Annuity Commencement Date, the stabilized variable annuity payment will equal the Supportable Payment at that time (or if the Initial Payment Guarantee is chosen, the stabilized variable payment will equal the greater of the guaranteed payment or the Supportable Payment at that time).

If the payment without stabilization (at any payment date during the year) is greater than the stabilized variable annuity payment for that year, the excess will be used to purchase additional annuity units (as described below). If the payment without stabilization (at any payment date during the year) is less than the stabilized variable annuity payment for that year, annuity units will be redeemed (as described below) to fund the deficiency.

Purchase/Redemption of Annuity Units with Stabilized Variable Annuity Payments

The number of annuity units purchased or redeemed is equal to the annuity income purchased or redeemed, respectively, divided by the annuity unit value for each respective Subaccount. Purchases and redemptions of annuity income will be allocated to each Subaccount on a proportionate basis. The amount of annuity income purchased or redeemed is the difference between the payment without stabilization during that year and the stabilized variable annuity payment, times an attained adjusted age nearest birthday payment factor divided by $1,000. The payment factor will reflect any remaining guaranteed payments, if any, and is determined using the same assumptions for mortality and interest as the payment factors listed in this policy for Variable Income Options 3-V and 5-V.

                         GUARANTEED FIXED INCOME OPTIONS

The amounts shown in these tables are the guaranteed amounts for each 1,000 of the proceeds. Higher current amounts may be available at the time of settlement.

  Option 1, Table I             Option 2, Table II          Option 2, Table III
----------------------------------------------------------------------------------
Number
  of       Amount of             Monthly Installment        Monthly Installment
 Years      Monthly              For Life No Period          For Life 10 Years
Payable   Installment                 Certain                     Certain
----------------------------------------------------------------------------------
                        Age*    Male    Female   Unisex    Male    Female   Unisex
----------------------------------------------------------------------------------
                         50    $ 2.97   $ 2.86   $ 2.90   $2.96    $2.86    $2.89
                         51      3.04     2.92     2.96    3.02     2.91     2.94
                         52      3.10     2.98     3.02    3.08     2.97     3.01
                         53      3.18     3.05     3.09    3.15     3.03     3.07
   5        17.28        54      3.25     3.11     3.15    3.22     3.10     3.14
   6        14.51        55      3.33     3.18     3.23    3.30     3.17     3.21
   7        12.53        56      3.41     3.26     3.30    3.38     3.24     3.28
   8        11.04        57      3.50     3.34     3.39    3.46     3.32     3.36
   9         9.89        58      3.60     3.42     3.47    3.55     3.39     3.44
  10         8.96        59      3.69     3.51     3.56    3.65     3.48     3.53
  11         8.21        60      3.80     3.60     3.66    3.75     3.57     3.62
  12         7.58        61      3.91     3.70     3.76    3.85     3.66     3.72
  13         7.05        62      4.03     3.81     3.87    3.96     3.76     3.82
  14         6.59        63      4.16     3.92     3.99    4.07     3.87     3.93
  15         6.20        64      4.30     4.04     4.12    4.20     3.98     4.04
  16         5.85        65      4.45     4.16     4.25    4.32     4.09     4.16
  17         5.55        66      4.60     4.30     4.39    4.46     4.22     4.29
  18         5.27        67      4.77     4.45     4.54    4.60     4.35     4.42
  19         5.03        68      4.95     4.60     4.71    4.75     4.49     4.57
  20         4.81        69      5.14     4.77     4.88    4.90     4.64     4.71
                         70      5.34     4.95     5.07    5.06     4.79     4.87
                         71      5.56     5.15     5.27    5.22     4.95     5.03
                         72      5.79     5.36     5.49    5.39     5.12     5.20
                         73      6.03     5.59     5.72    5.56     5.30     5.38
                         74      6.30     5.83     5.97    5.74     5.49     5.57
                         75      6.58     6.10     6.24    5.93     5.68     5.76
                         76      6.88     6.39     6.53    6.11     5.88     5.95
                         77      7.20     6.70     6.85    6.30     6.09     6.15
                         78      7.55     7.03     7.19    6.49     6.30     6.36
                         79      7.92     7.40     7.55    6.68     6.51     6.56
                         80      8.32     7.79     7.95    6.87     6.72     6.77
                         81      8.75     8.22     8.38    7.06     6.93     6.97
                         82      9.20     8.69     8.84    7.24     7.13     7.16
                         83      9.69     9.19     9.34    7.41     7.33     7.36
                         84     10.21     9.74     9.88    7.58     7.52     7.54
                         85     10.77    10.33    10.46    7.74     7.69     7.71
                         86                                7.89     7.86     7.87
                         87                                8.03     8.01     8.01
                         88                                8.16     8.15     8.15
                         89                                8.28     8.27     8.27
                         90                                8.38     8.38     8.38
                         91                                8.48     8.48     8.48
                         92                                8.57     8.57     8.57
                         93                                8.65     8.64     8.65
                         94                                8.72     8.71     8.71
                         95                                8.78     8.77     8.77
                         96                                8.83     8.82     8.82
                         97                                8.87     8.86     8.86
                         98                                8.90     8.90     8.90

  Option 1, Table I        Option 2, Table V
-----------------------------------------------
Number
  of       Amount of      Monthly Installment
 Years      Monthly          For  Life With
Payable   Installment     Emergency cash (SM)
-----------------------------------------------
                        Male    Female   Unisex
                        -----------------------
                        $2.69   $2.66    $2.67
                         2.74    2.70     2.72
                         2.79    2.75     2.76
                         2.84    2.80     2.81
   5        17.28        2.89    2.85     2.86
   6        14.51        2.94    2.90     2.91
   7        12.53        3.00    2.96     2.97
   8        11.04        3.06    3.01     3.03
   9         9.89        3.12    3.07     3.08
  10         8.96        3.18    3.13     3.15
  11         8.21        3.25    3.20     3.21
  12         7.58        3.32    3.27     3.28
  13         7.05        3.39    3.34     3.35
  14         6.59        3.47    3.41     3.43
  15         6.20        3.55    3.49     3.51
  16         5.85        3.63    3.57     3.59
  17         5.55        3.72    3.66     3.68
  18         5.27        3.81    3.75     3.77
  19         5.03        3.90    3.85     3.86
  20         4.81        4.01    3.95     3.96
                         4.11    4.05     4.07
                         4.22    4.17     4.18
                         4.34    4.29     4.30
                         4.46    4.40     4.42
                         4.59    4.54     4.55
                         4.72    4.67     4.69
                         4.85    4.81     4.82
                         5.00    4.96     4.97
                         5.15    5.12     5.12
                         5.31    5.28     5.29
                         5.48    5.45     5.46
                         5.67    5.64     5.64
                         5.84    5.83     5.84
                         6.05    6.04     6.04
                         6.24    6.24     6.24
                         6.48    6.48     6.48

* Adjusted Age as defined in Section 11.A.

Dollar amounts of monthly, quarterly, semi-annual and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 11).

                     Fixed Income Option 4, Table VI
                Monthly Installment For Joint and Full Survivor

----------------------------------------------------------------------------------------------
                                       Adjusted Age of Female Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
     of        15 Years     12 Years    9 Years     6 Years     3 Years               3 Years
    Male       Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*      Male         Male       Male        Male        Male       Male       Male
----------------------------------------------------------------------------------------------
      50         $2.20       $2.27       $2.34       $2.41       $2.48      $2.55      $2.62
      55          2.35        2.44        2.52        2.61        2.71       2.80       2.88
      60          2.54        2.64        2.76        2.88        2.99       3.11       3.23
      65          2.77        2.91        3.06        3.22        3.38       3.54       3.69
      70          3.08        3.26        3.46        3.67        3.89       4.11       4.33
      75          3.47        3.72        3.99        4.29        4.60       4.93       5.24
      80          4.01        4.35        4.74        5.17        5.62       6.08       6.53
      85          4.75        5.25        5.81        6.44        7.09       7.75       8.36
----------------------------------------------------------------------------------------------

             Monthly Installment For Unisex Joint and Full Survivor

----------------------------------------------------------------------------------------------
                                       Adjusted Age of Joint Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
     of        15 Years     12 Years    9 Years     6 Years     3 Years               3 Years
    First      Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*      First       First       First       First       First      First      First
----------------------------------------------------------------------------------------------
      50         $2.20       $2.27       $2.34       $2.41       $2.48      $2.55      $2.61
      55          2.36        2.44        2.53        2.62        2.70       2.79       2.87
      60          2.55        2.65        2.76        2.88        2.99       3.10       3.20
      65          2.79        2.92        3.07        3.22        3.37       3.52       3.66
      70          3.10        3.28        3.47        3.67        3.88       4.09       4.28
      75          3.50        3.75        4.02        4.30        4.60       4.89       5.16
      80          4.06        4.40        4.78        5.19        5.62       6.04       6.44
      85          4.83        5.32        5.87        6.47        7.10       7.71       8.28
----------------------------------------------------------------------------------------------

                        Fixed Income Option 4, Table VII
 Monthly Installment For Joint and Full Survivor (Life with Emergency Cash (SM))

----------------------------------------------------------------------------------------------
                                       Adjusted Age of Joint Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
     of        15 Years     12 Years    9 Years     6 Years     3 Years               3 Years
    Male       Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*      Male         Male       Male        Male        Male       Male       Male
----------------------------------------------------------------------------------------------
      50        $2.15        $2.21       $2.28       $2.35       $2.42      $2.49      $2.54
      55         2.28         2.36        2.45        2.53        2.62       2.70       2.77
      60         2.45         2.54        2.65        2.76        2.87       2.97       3.06
      65         2.64         2.77        2.90        3.04        3.18       3.31       3.42
      70         2.89         3.04        3.21        3.39        3.57       3.75       3.89
      75         3.19         3.39        3.61        3.84        4.08       4.30       4.47
      80         3.57         3.83        4.12        4.42        4.73       5.02       5.23
      85         4.06         4.41        4.78        5.17        5.57       5.98       6.23
----------------------------------------------------------------------------------------------

             Monthly Installment For Unisex Joint and Full Survivor
                         (Life with Emergency Cash (SM))

----------------------------------------------------------------------------------------------
                                       Adjusted Age of Joint Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
     of        15 Years     12 Years    9 Years     6 Years     3 Years               3 Years
    First      Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*      First       First       First       First       First      First      First
----------------------------------------------------------------------------------------------
      50         $2.15       $2.22       $2.28       $2.35       $2.42      $2.49      $2.54
      55          2.29        2.37        2.45        2.53        2.62       2.70       2.76
      60          2.45        2.55        2.65        2.76        2.87       2.97       3.05
      65          2.65        2.78        2.91        3.04        3.18       3.31       3.40
      70          2.90        3.06        3.22        3.40        3.57       3.74       3.86
      75          3.21        3.41        3.62        3.86        4.08       4.29       4.45
      80          3.60        3.86        4.14        4.44        4.73       5.02       5.21
      85          4.08        4.43        4.80        5.18        5.58       5.97       6.21
----------------------------------------------------------------------------------------------

* Adjusted Age as defined in Section 11.A.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 11).

                             VARIABLE INCOME OPTIONS
                       BASED ON ASSUMED INVESTMENT RETURN

  The amounts shown in these tables are the initial payment amounts based on a 5.0% Assumed Investment Return for each $1,000 of the proceeds.

-------------------------------------------------------------------------------------------------
           Option 3-V, Table II          Option 3-V, Table III           Option 3-V, Table IV
-------------------------------------------------------------------------------------------------
       Monthly Installment for Life   Monthly Installment for Life   Monthly Installment for Life
            No Period Certain               10 Years Certain           With Emergency Cash (SM)
-------------------------------------------------------------------------------------------------
Age*      Male    Female   Unisex        Male    Female   Unisex        Male    Female   Unisex
-------------------------------------------------------------------------------------------------
   50    $ 5.07   $ 4.93   $ 4.98       $ 5.04   $ 4.92   $ 4.95        $4.83    $4.76    $4.78
   51      5.13     4.99     5.03         5.09     4.96     5.00         4.87     4.80     4.82
   52      5.19     5.04     5.08         5.15     5.01     5.05         4.92     4.84     4.86
   53      5.26     5.10     5.14         5.21     5.07     5.11         4.96     4.88     4.91
   54      5.33     5.16     5.21         5.27     5.12     5.17         5.01     4.93     4.95
   55      5.40     5.22     5.27         5.34     5.18     5.23         5.06     4.98     5.00
   56      5.48     5.29     5.35         5.41     5.25     5.30         5.12     5.03     5.05
   57      5.57     5.36     5.42         5.49     5.32     5.37         5.18     5.08     5.11
   58      5.66     5.44     5.50         5.57     5.39     5.44         5.24     5.14     5.17
   59      5.75     5.52     5.59         5.66     5.47     5.52         5.31     5.20     5.23
   60      5.85     5.61     5.68         5.75     5.55     5.61         5.37     5.26     5.29
   61      5.97     5.70     5.78         5.85     5.63     5.70         5.45     5.33     5.37
   62      6.09     5.81     5.89         5.95     5.72     5.79         5.53     5.40     5.44
   63      6.21     5.91     6.00         6.06     5.82     5.89         5.61     5.48     5.52
   64      6.35     6.03     6.13         6.17     5.92     6.00         5.70     5.56     5.60
   65      6.50     6.16     6.26         6.29     6.03     6.11         5.79     5.65     5.69
   66      6.66     6.29     6.40         6.42     6.15     6.23         5.89     5.75     5.79
   67      6.83     6.43     6.55         6.55     6.27     6.36         6.00     5.85     5.89
   68      7.01     6.59     6.71         6.69     6.40     6.49         6.11     5.96     6.00
   69      7.21     6.76     6.89         6.83     6.54     6.63         6.23     6.07     6.12
   70      7.41     6.94     7.08         6.98     6.69     6.77         6.36     6.20     6.25
   71      7.63     7.14     7.28         7.13     6.84     6.93         6.49     6.33     6.38
   72      7.87     7.35     7.50         7.28     7.00     7.09         6.63     6.46     6.52
   73      8.12     7.58     7.74         7.45     7.17     7.25         6.78     6.62     6.66
   74      8.39     7.83     8.00         7.61     7.34     7.42         6.94     6.78     6.83
   75      8.68     8.11     8.28         7.78     7.52     7.60         7.11     6.95     7.00
   76      8.99     8.40     8.58         7.95     7.71     7.78         7.29     7.13     7.18
   77      9.32     8.72     8.90         8.12     7.90     7.97         7.47     7.33     7.36
   78      9.68     9.07     9.25         8.29     8.09     8.16         7.68     7.52     7.57
   79     10.06     9.45     9.63         8.47     8.29     8.34         7.88     7.74     7.79
   80     10.47     9.85    10.04         8.64     8.48     8.53         8.11     7.98     8.01
   81     10.91    10.30    10.48         8.80     8.67     8.71         8.34     8.23     8.26
   82     11.38    10.78    10.96         8.97     8.86     8.89         8.60     8.48     8.53
   83     11.88    11.30    11.47         9.12     9.04     9.06         8.84     8.75     8.77
   84     12.42    11.87    12.03         9.27     9.21     9.23         9.09     9.01     9.05
   85     12.99    12.48    12.63         9.41     9.37     9.38         9.35     9.31     9.32
   86                                     9.54     9.51     9.52
   87                                     9.67     9.65     9.65
   88                                     9.78     9.77     9.77
   89                                     9.89     9.88     9.88
   90                                     9.98     9.98     9.98
   91                                    10.07    10.07    10.07
   92                                    10.15    10.15    10.15
   93                                    10.22    10.22    10.22
   94                                    10.28    10.28    10.28
   95                                    10.34    10.33    10.33
   96                                    10.38    10.38    10.38
   97                                    10.42    10.42    10.42
   98                                    10.45    10.45    10.45
-------------------------------------------------------------------------------------------------

* Adjusted Age as defined in Section 11 .A.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 11).

                      Variable Income Option 5-V, Table V
                Monthly Installment For Joint and Full Survivor

----------------------------------------------------------------------------------------------
                                         Adjusted Age of Female Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
     of         15 Years    12 Years    9 Years     6 Years     3 Years               3 Years
    Male       Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*       Male        Male        Male        Male        Male       Male       Male
----------------------------------------------------------------------------------------------
    50           $4.37       $4.42       $4.46       $4.51       $4.56      $4.62      $ 4.67
    55            4.48        4.54        4.60        4.67        4.74       4.81        4.88
    60            4.62        4.70        4.79        4.88        4.98       5.08        5.18
    65            4.81        4.92        5.04        5.17        5.31       5.46        5.61
    70            5.07        5.23        5.40        5.59        5.79       6.00        6.22
    75            5.43        5.65        5.90        6.18        6.48       6.79        7.11
    80            5.94        6.26        6.63        7.04        7.49       7.95        8.40
    85            6.67        7.15        7.70        8.31        8.97       9.63       10.26
----------------------------------------------------------------------------------------------

             Monthly Installment For Unisex Joint and Full Survivor

----------------------------------------------------------------------------------------------
                                         Adjusted Age of Joint Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
     of         15 Years    12 Years    9 Years     6 Years     3 Years               3 Years
    First      Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*       First      First       First       First       First      First      First
----------------------------------------------------------------------------------------------
    50           $4.38       $4.42       $4.47       $4.51       $4.56      $4.61      $ 4.66
    55            4.48        4.54        4.60        4.67        4.73       4.80        4.87
    60            4.63        4.70        4.79        4.88        4.97       5.07        5.16
    65            4.82        4.93        5.05        5.17        5.30       5.44        5.57
    70            5.09        5.24        5.41        5.59        5.78       5.97        6.16
    75            5.46        5.68        5.93        6.19        6.47       6.75        7.03
    80            5.99        6.31        6.67        7.07        7.48       7.90        8.30
    85            6.75        7.23        7.76        8.35        8.97       9.59       10.17
----------------------------------------------------------------------------------------------
* Adjusted Age as defined in Section 11.A
----------------------------------------------------------------------------------------------

                      Variable Income Option 5-V, Table VI
 Monthly Installment For Joint and Full Survivor (Life with Emergency Cash (SM))

----------------------------------------------------------------------------------------------
                                         Adjusted Age of Female Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
     of         15 Years    12 Years    9 Years     6 Years     3 Years               3 Years
    Male       Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*       First      First       First       First       First      First      First
----------------------------------------------------------------------------------------------
    50           $4.34       $4.38       $4.42       $4.47       $4.51      $4.57       $4.61
    55            4.43        4.48        4.54        4.60        4.67       4.74        4.79
    60            4.55        4.62        4.70        4.78        4.88       4.97        5.05
    65            4.71        4.80        4.91        5.03        5.16       5.30        5.41
    70            4.92        5.05        5.21        5.38        5.56       5.76        5.91
    75            5.21        5.40        5.61        5.86        6.12       6.40        6.61
    80            5.61        5.88        6.19        6.53        6.90       7.29        7.56
    85            6.16        6.54        6.98        7.46        7.95       8.41        8.76
----------------------------------------------------------------------------------------------

Monthly Installment For Unisex Joint and Full Survivor (Life with Emergency Cash
(SM))

----------------------------------------------------------------------------------------------
                                         Adjusted Age of Joint Annuitant*
Adjusted Age   -------------------------------------------------------------------------------
     of         15 Years    12 Years    9 Years     6 Years     3 Years               3 Years
    First      Less Than   Less Than   Less Than   Less Than   Less Than   Same As   More Than
 Annuitant*       First      First       First       First       First      First      First
----------------------------------------------------------------------------------------------
    50           $4.34       $4.38       $4.42       $4.47       $4.51      $4.56       $4.60
    55            4.43        4.48        4.54        4.60        4.67       4.73        4.78
    60            4.55        4.62        4.70        4.78        4.87       4.96        5.03
    65            4.71        4.81        4.92        5.03        5.16       5.29        5.38
    70            4.93        5.07        5.22        5.38        5.56       5.74        5.87
    75            5.23        5.42        5.63        5.87        6.12       6.38        6.56
    80            5.64        5.91        6.21        6.55        6.90       7.26        7.51
    85            6.21        6.58        7.02        7.48        7.97       8.41        8.74
----------------------------------------------------------------------------------------------
* Adjusted Age as defined in Section 11.A
----------------------------------------------------------------------------------------------

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 11).

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                           Home Office: Columbus, Ohio

                             Administrative Office:
                            [4333 Edgewood Road N.E.]
                           [Cedar Rapids, Iowa 52499]

                                      INDEX

                                                                            Page
                                                                            ----
Accumulation Units ......................................................     11
Adjusted Age.............................................................     16
Adjusted Policy Value....................................................      6
Age or Sex Corrections...................................................      4
Annuity Commencement Date ...............................................      4
Assignment...............................................................      4
Beneficiary .............................................................      5
Cash Value ..............................................................      7
Contract ................................................................      4
Death Proceeds ..........................................................     14
Definitions .............................................................      2
Dollar Cost Averaging Option.............................................     13
Evidence of Survival ....................................................      4
Excess Interest Adjustment...............................................      6
Fixed Account............................................................     12
Guaranteed Minimum Death Benefit ........................................     14
Guaranteed Period Options................................................     12
Guaranteed Return of Fixed Account Premium Payments......................     10
Income Options...........................................................     16
Income Option Tables.....................................................     21
Incontestability.........................................................      4
Modification of Policy ..................................................      4
Non-participating........................................................      4
Option to Change Annuity Commencement Date ..............................      4
Partial Withdrawals .....................................................      9
Payee....................................................................     16
Payment of Premiums .....................................................      5
Policy Data Page ........................................................      3
Policy Value ............................................................      6
Proof of Age ............................................................     16
Protection of Proceeds ..................................................      5
Right to Cancel .........................................................      1
Rights of Owner .........................................................      4
Separate Account ........................................................     10
Service Charge...........................................................      6
Settlement...............................................................      4
Surrender Charges........................................................      7
Transfers................................................................     13

                   FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY
                   INCOME PAYABLE AT ANNUITY COMMENCEMENT DATE
            BENEFITS BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT
                       ARE VARIABLE AND ARE NOT GUARANTEED
                   AS TO DOLLAR AMOUNT (SEE SECTIONS 7 AND 11)
                                NON-PARTICIPATING